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                                                                   Exhibit 23(b)



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of First Data Corporation on Form S-8 relating to the Technology Solutions International, Inc. Stock Option Plan of our report dated January 27, 1995 (relating to the consolidated financial statements of First Financial Management Corporation as of December 31, 1994, and for the year ended December 31, 1994, which are not presented separately) appearing in the Annual Report on Form 10-K of First Data Corporation for the year ended December 31, 1996.



DELOITTE & TOUCHE LLP

Atlanta, Georgia
June 10, 1997